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                                                                    EXHIBIT 99.1

                            CAMCO INTERNATIONAL INC.


                                  NEWS RELEASE


Contact:  Herbert S. Yates
Senior Vice President - Finance
(713) 749-5680


Houston, Texas, October 22, 1997 .... Camco International Inc. (NYSE: CAM)
declared a regular quarterly cash dividend of five cents ($.05) per share of common stock outstanding to be paid November 18, 1997 to the shareholders of record at the close of business on November 4, 1997.

         In a separate action, the Board of Directors of Camco International Inc. has approved an amendment to the Company's Rights Agreement in view of the substantial increase in the Company's common stock price since the Rights Agreement was adopted in December 1994.

         The Rights Agreement was adopted with an exercise price of $65 per share, when the Company's common stock was trading at approximately $20 per share. With the Company's common stock recently trading at approximately $75 per share, the Board of Directors approved an amendment to the Rights Agreement to increase the exercise price to $250 per share.

         The Rights Agreement, which expires December 15, 2004, was adopted to protect the Company's stockholders against certain coercive, unfair or inadequate takeover attempts. The Rights Agreement was neither adopted nor amended in response to any specific takeover bid.

         Camco International Inc. is a worldwide oilfield equipment and service company providing specialized products and services in drilling, well completion, production and well services for the oil and gas industry. Camco's trade names include Camco Coiled Tubing Services, Camco Products, Camco Wireline, Hycalog, Lasalle Engineering, Lawrence Technology, Production Operators, Reda, Reed Tool and Site Oil Tools.